                            CERTIFICATE OF AMENDMENT
                         TO THE CERTIFICATE OF FORMATION
                                       OF
                               THE OXBOW FUND, LLC
                     A NEW JERSEY LIMITED LIABILITY COMPANY



To:  Treasurer
     State of New Jersey


                  THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of filing a Certificate of Amendment to the Certificate of Formation of The Oxbow Fund, LLC, a New Jersey limited liability company (the "Company"), does hereby execute the following Certificate of Amendment:

                  FIRST: The name of the limited liability company is The Oxbow Fund, LLC.

                  SECOND: The date of filing of the original Certificate of Formation of The Oxbow Fund, LLC was September 15, 1999.

                  THIRD: The Certificate of Formation of the Company is amended to change the duration of the Company. In connection therewith, Article "THIRD" of the Certificate of Formation of the Company is hereby amended to read as follows:

                         "THIRD: The duration of the limited liability company extends from the effective date of the Certificate of Formation to March 31, 2010, unless further extended for up to two (2) additional two (2) year periods from such date if the Board of Directors of the Company determines that such an extension is in the best interest of the Company."

                  FOURTH: The effective date of this Certificate of Amendment is the date of filing of this Certificate.

                  IN WITNESS WHEREOF, the undersigned hereby executes this Certificate of Amendment on the 18 day of May, 2000.



                                              /s/ William L. Turok
                                              ---------------------------
                                              William L. Turok
                                              Authorized Person